UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2015

INVESTORS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36441	46-4702118
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:           (973) 924-5100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        (b)     On January 15, 2015, Investors Bancorp, Inc. (the "Company") announced that Thomas F. Splaine, Jr. will terminate as Senior Vice President and Chief Financial Officer of the Company and its wholly-owned subsidiary, Investors Bank (the "Bank"), and will serve as Senior Vice President, Financial Planning and Analysis and Investor Relations of the Company and the Bank, effective January 26, 2015.

        (c)           On January 15, 2015, the Company announced the appointment of Sean Burke as Senior Vice President and Chief Financial Officer of the Company and the Bank, effective January 26, 2015.

Mr. Burke, age 43, has worked in the investment banking industry since 2000, most recently as Managing Director and Head of U.S. Depository Institutions for RBC Capital Markets, LLC in New York, beginning in 2009.  Mr. Burke holds bachelor’s degrees in accounting and computer science from the University of Notre Dame and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management.  Prior to earning his MBA, Mr. Burke worked in the financial services audit practice of Ernst & Young.

In December 2013, the Company retained RBC Capital Markets LLC to act as a joint book-running manager for its firm commitment offering that concluded in May 2014.  The firm commitment offering raised $885.8 million for the Company, in addition to the $1.34 billion raised in the related subscription offering.  The Company paid a fee of $8.5 million to RBC Capital Markets pursuant to its firm commitment offering engagement.

In connection with Mr. Burke’s hire as Senior Vice President and Chief Financial Officer, the Company entered into an employment agreement (the “Agreement”) with him for an initial term of three years. Commencing on December 31, 2015 and continuing on December 31st of each year thereafter, the Agreement will renew for an additional year, subject to board review.  Under the Agreement, Mr. Burke is entitled to a base salary, which will initially be $400,000 per year, and to participate in employee benefit plans and arrangements, including incentive compensation and nonqualified deferred compensation plans, generally made available by the Company or the Bank to its senior executives and key management employees.

The Agreement provides that in the event of Mr. Burke’s involuntary termination of employment without cause or voluntary resignation for “good reason” (as defined under the Agreement), which includes such termination event occurring prior or subsequent to a change in control of the Company or the Bank, he would be entitled to a lump sum severance payment equal to three times the sum of his: (i) base salary; and (ii) highest rate of bonus awarded to him during the prior three years, or if the event of termination occurs on or before January 1, 2016, his target bonus award opportunity for 2015.  In addition, the Company or its subsidiary will provide Mr. Burke, at the sole expense of the Company, continued life insurance and nontaxable medical, dental and disability insurance coverage for three years after his date of termination or the cash equivalent of the benefits if applicable law prohibits providing such continued coverage or would subject the Company or any subsidiary to penalties.  Notwithstanding the foregoing, the Agreement provides that Mr. Burke’s change in control payments under the Agreement would be reduced by the minimum amount necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Item 9.01.                    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information.	Not Applicable.
(c)	Shell Company Transactions.	Not Applicable.
(d)	Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated January 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.
DATE: January 15, 2015	By: /s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer